Exhibit 10.5

RETIREMENT AGREEMENT

G. Richard Wagoner, Jr. and General Motors Corporation have reached the following Agreement. This Agreement is intended to memorialize the understandings of the parties concerning Mr. Wagoner’s retirement and Executive Retirement Plan (ERP) benefits in connection with his separation from General Motors Corporation, its subsidiaries, affiliates, divisions and successors (hereinafter GM), effective as of August 1, 2009.

It is agreed as follows:

1)	Mr. Wagoner will separate from GM as a voluntary retirement effective August 1, 2009.

2)	Consistent with the reductions in pension benefits of current GM retirees, Mr. Wagoner’s ERP benefits shall be reduced as follows:

a)	First, reduce entire ERP benefits otherwise payable by 10%.

b)	Next, reduce remaining ERP benefits in excess of a combined Salaried Retirement Program (SRP) plus ERP benefit in excess of $100,000 per annum on a life annuity basis by 2/3rds in total, inclusive of the 10% reduction referred to in 2.a) above.

3)	As of this date, there are no agreements or understandings between GM and Mr. Wagoner regarding his ERP benefits other than those in this Agreement.

4)	This Agreement shall be construed in accordance with the laws of the State of Michigan.

Agreed and accepted:

/s/ G. Richard Wagoner, Jr.	/s/ Kathleen S. Barclay
G. Richard Wagoner, Jr.	General Motors Corporation

Dated:	July 8, 2009	Dated:	July 8, 2009